Filed pursuant to Rule 424(b)(5)

 Registration Statement No. 333-248530

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS SUPPLEMENT DATED MAY 6, 2021

TO PROSPECTUS DATED SEPTEMBER 11, 2020)

Up to $10,709,591

Ordinary Shares

This prospectus supplement amends and supplements the information in the prospectus, dated September 11, 2020, filed with the Securities and Exchange Commission as a part of our registration statement on Form S-3 (File No. 333-248530), as previously supplemented by our prospectus supplement, dated May 6, 2021, which we refer to collectively as the Prior Prospectus, relating to the offer and sale of up to $50,000,000 of our ordinary shares, nominal value $0.01 per share, pursuant to the Open Market Sale AgreementSM, or the Sale Agreement, we previously entered into with Jefferies LLC, or Jefferies. This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

To date, we have sold 19,320,971 of our ordinary shares for aggregate gross sale proceeds of $30,929,683 in accordance with the Sale Agreement under the Prior Prospectus. We are filing this prospectus supplement to amend the Prior Prospectus because we are now subject to General Instruction I.B.6 of Form S-3, which limits the amounts that we may sell under the registration statement of which this prospectus supplement and the Prior Prospectus are a part. After giving effect to these limitations and the current market value of our ordinary shares held by non-affiliates, and after giving effect to the terms of the Sale Agreement, we currently may offer and sell additional ordinary shares having an aggregate offering price of up to $10,709,591 under the Sale Agreement. If the market value of our ordinary shares held by non-affiliates increases such that we may sell a greater amount of additional ordinary shares under the Sale Agreement and the registration statement of which this prospectus supplement and the Prior Prospectus are a part, we will file another prospectus supplement prior to making such sales.

Our ordinary shares are listed on The Nasdaq Global Select Market under the symbol “NBRV.” On March 28, 2022, the last sale price of our ordinary shares as reported on The Nasdaq Global Select Market was $0.473 per share.

The aggregate market value of our ordinary shares held by non-affiliates as of March 28, 2022 pursuant to General Instruction I.B.6 of Form S-3 is $32,128,775, which was calculated based on 61,197,667 of our ordinary shares outstanding held by non-affiliates and at a price of $0.525 per share, the closing price of our ordinary shares on February 9, 2022. As of the date hereof, we have not offered or sold any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof. As a result of the limitations of General Instruction I.B.6 of Form S-3, and in accordance with the terms of the Sale Agreement, we may offer and sell ordinary shares having an aggregate offering price of up to $10,709,591 from time to time through Jefferies.

Investing in our ordinary shares involves significant risks. See “Risk Factors” beginning on page S-4 of the Prior Prospectus and in our filings with the Securities and Exchange Commission that are incorporated by reference in the Prior Prospectus to read about factors you should consider before buying our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Jefferies

The date of this prospectus supplement is March 29, 2022.